Exhibit 99.3
[FORM OF LETTER TO BROKERS AND OTHER NOMINEES]

LAZYDAYS HOLDINGS, INC.

NON-TRANSFERABLE RIGHTS TO PURCHASE
UP TO $25,000,000 IN SHARES OF COMMON STOCK,
REPRESENTING UP TO 24,271,844 SHARES OF COMMON STOCK

THE RIGHTS ARE EXERCISABLE UNTIL 5:00 P.M., NEW YORK CITY TIME,
ON FEBRUARY 5, 2025, SUBJECT TO EXTENSION.
January 14, 2025
To Securities Dealers, Commercial Banks, Trust Companies and Other Nominees:
This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the rights offering (the “Rights Offering”) by Lazydays Holdings, Inc., a Delaware corporation (the “Company”), of shares of common stock, par value $0.0001 per share (the “Common Stock”) of the Company, pursuant to non-transferable subscription rights (the “Rights”) distributed to all holders of record (excluding clients of Alta Fundamental Advisers LLC and Coliseum Capital Management, LLC, who have waived their and their respective affiliates’ rights to receive the Rights (as defined below) to the extent any of them are holders as of the Record Date) (such non-excluded holders, collectively, the “Record Holders”) of shares of Common Stock, and warrants (the “Warrants”), at 5:00 p.m., New York City time, on January 13, 2025 (the “Record Date”). The Rights and Common Stock are described in the accompanying prospectus, dated January 13, 2025 (as the same may be amended, the “Prospectus”).
In the Rights Offering, the Company is offering up to an aggregate of $25,000,000 in shares of Common Stock, as described in the Prospectus.
The Rights will expire, if not exercised prior to 5:00 p.m., New York City time, on February 5, 2025 (such time, the “Expiration Date”), subject to extension or earlier termination in the Company’s sole discretion.
As described in the Prospectus, each Record Holder is entitled to one Right for each share of the Common Stock that such Record Holder owned on the Record Date. Each Right allows the holder thereof to subscribe for 1.27 shares of Common Stock (the “Basic Subscription Right”) at the price of $1.03 per whole share (the “Subscription Price”). For example, if a Rights holder owned 100 shares of Common Stock as of the Record Date, it would receive 100 Rights and would have the right to purchase 127 shares of Common Stock for the Subscription Price per share with the Basic Subscription Right. The Company will not issue fractional shares of Common Stock in the Rights Offering. If the number of Rights exercised by the holder thereof would otherwise permit such holder to purchase a fraction of a share, the number of shares of Common Stock that such holder may purchase will be rounded down to the nearest whole share.
If a Rights holder fully exercises his Basic Subscription Right (other than those Rights to acquire less than one whole share of Common Stock, which cannot be exercised) and other Rights holders do not fully exercise their Basic Subscription Rights, such holder may also exercise an over-subscription right (the “Over-Subscription Right”) to purchase additional shares of Common Stock that remain unsubscribed at the expiration of the Rights Offering (such shares, the “Unsubscribed Shares”), subject to availability. To the extent the number of the Unsubscribed Shares is not sufficient to satisfy all of the properly exercised Over-Subscription Right requests, the available shares will be prorated among those who properly exercised their Over-Subscription Right in proportion to their respective Basic Subscription Right. To the extent the holders properly exercise their Over-Subscription Rights for an aggregate amount of shares that is less than the number of the Unsubscribed Shares, each Rights holder will be allocated the full number of Unsubscribed Shares for which each such holder actually paid in connection with the Over-Subscription Right. The remaining shares of Common Stock will be allocated among all other holders exercising the Over-Subscription Right on the same pro rata basis described above.
Each Rights holder will be required to submit payment in full for all the shares such holder wishes to buy with its Basic Subscription Right and its Over-Subscription Right. Because the Company will not know the total number of Unsubscribed Shares prior to the Expiration Date, if a Rights holder wishes to maximize the number of shares it may purchase pursuant to his Over-Subscription Right(s), such holder will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum number of shares of Common Stock available to the such holder, assuming that no holders other than such holder purchases any shares of Common Stock pursuant to the Basic Subscription Right and Over-Subscription Right. Any excess subscription payments received by Broadridge Corporate Issuer Solutions, LLC (the “Subscription Agent”) will be returned, without interest or penalty, as soon as practicable after the termination of the Rights Offering.
The Company can provide no assurances that each Rights holder will actually be entitled to purchase the number of shares of Common Stock issuable upon the exercise of its Over-Subscription Right in full, or at all, at the expiration of the Rights Offering. The Company will not be able to satisfy a Rights holder’s exercise of the Over-Subscription Right if the Rights Offering is subscribed in full, and the Company will only honor an Over-Subscription Right to the extent sufficient shares of Common Stock are available following the exercise of the Basic Subscription Rights, subject to the limitations set forth below:
•
To the extent the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to a Rights holder pursuant to the Over-Subscription Right is less than the amount the holder of Rights actually paid in connection with the exercise of the Over-Subscription Right, the Rights holder will be allocated only the number of Unsubscribed Shares available to it promptly after the Expiration Date, and the Rights holder’s excess subscription payment received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable.

•
To the extent the amount the Rights holder actually paid in connection with the exercise of the Over-Subscription Right is less than or equal to the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to the Rights holder pursuant to the Over-Subscription Right, such Rights holder will be allocated the number of Unsubscribed Shares for which it actually paid in connection with the Over-Subscription Right.

The Rights will be evidenced electronically by the Depository Trust Company (“DTC”) in the Rights holder’s name or its nominee and will cease to have any value following the Expiration Date.
The Company is asking Record Holders who hold shares of Common Stock and Warrants beneficially and who have received the Rights distributable with respect to those shares through a broker, dealer, custodian bank, or other nominee, as well as persons who hold certificates of Common Stock and Warrants, as applicable, directly and prefer to have such institutions effect transactions relating to the Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them.
All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription Agent, incurred in connection with the exercise of the Rights will be for the account of the holder of the Rights, and none of such commissions, fees or expenses will be paid by the Company or the Subscription Agent.
Enclosed is a copy of the Prospectus.
Your prompt action is requested. To exercise the Rights, you should follow the procedures to submit any subscriptions through DTC’s Automated Subscription Offer Platform (ASOP) and deliver payment of the Subscription Price in full for each share of Common Stock subscribed for pursuant to the Basic Subscription Right and the Over-Subscription Right, as indicated in the Prospectus. A Rights holder cannot revoke, change or cancel the exercise of its Rights. Rights not exercised prior to the Expiration Date will expire.
Additional copies of the enclosed materials may be obtained from Broadridge Corporate Issuer Solutions, LLC, the Information Agent. The Information Agent may be contacted by telephone ((888) 789-8409) or email (shareholder@broadridge.com). Any questions or requests for assistance concerning the Rights Offering should be directed to the Information Agent.
Very truly yours,
Lazydays Holdings, Inc.
2